EXHIBIT 99.1
Press Release
FOR IMMEDIATE RELEASE

PR Contact:	Investor Contact:
Jeannette Hudler	Joseph Hassett
Interphase Corporation	Interphase Corporation
214-654-5000	866-630-INPH
jhudler@iphase.com	ir@iphase.com
Interphase Executives Adopt 10b5-1 Trading Plans
PLANO, Texas, June 26, 2006 — Interphase Corporation (NASDAQ: INPH), a leading global supplier of next-generation networking technologies, today announced that six of its Executive Officers have established 10b5-1 plans to sell shares of Company stock in accordance with guidelines specified under the Securities Exchange Act of 1934 and the Company’s policies with respect to insider sales.
Gregory B. Kalush, Chairman, President and Chief Executive Officer; Thomas N. Tipton, Jr., Chief Financial Officer and Vice President of Finance; Felix V. Diaz, Vice President of Engineering and Chief Technology Officer; Randall E. McComas, Vice President of Global Sales and Customer Support; Deborah Shute, Vice President of Human Resources and Administration and James W. Gragg, Vice President of Operations and Fulfillment, have established 10b5-1 plans to sell a portion of their holdings of Company common stock. The maximum number of shares of Interphase Corporation common stock to be sold by the six Executive Officers under these plans is approximately 640,000 shares at limit prices ranging from $15.00 per share to $41.00 per share, beginning on August 1, 2006 and ending on August 1, 2007. Any transactions under the plans will be disclosed publicly through Form 144 and Form 4 filings with the Securities and Exchange Commission.
Rule 10b5-1 plans permit insiders to sell fixed portions of their holdings over a designated period of time under prearranged written plans that are established at a time when they are not in possession of material non-public information. Such programs provide for regular selling of a predetermined, fixed number of company shares in order to gradually diversify the individual’s investment portfolio, minimize the market effect of share sales by spreading them out over an extended period of time and avoid concerns about initiating transactions while in possession of material non-public information.

About Interphase Corporation
Interphase Corporation (NASDAQ: INPH) is a leading provider of robust building blocks, highly integrated subsystems and innovative gateway appliances for the converged communications network. Building on a 30-year history of providing advanced I/O solutions for telecom and enterprise applications, and addressing the need for high speed connectivity, Interphase has established a key leadership role in delivering next generation Advanced TCA® (ATCA) and AdvancedMC™ (AMC) solutions to the marketplace. Headquartered in Plano, Texas with sales offices across the globe, Interphase clients include Alcatel, Ericsson, Fujitsu Ltd., Hewlett Packard, Lockheed Martin, Lucent Technologies, Motorola Inc., Nortel Networks Ltd. and Samsung. Additional information about Interphase and its products is available on the company’s Web site at www.interphase.com.
Safe Harbor
This press release contains forward-looking statements with respect to financial results and certain other matters. These statements are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, without limitation, fluctuations in demand, the quality and price of similar or comparable networking products, access to sources of capital, general economic conditions in the company’s market areas, and that future sales and growth rates for the industry and the company could be lower than anticipated.
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Interphase and the Interphase logo are registered trademarks of Interphase Corporation. All other trademarks are the property of their respective owners.